ARTICLES OF INCORPORATION

                                       OF

                          SUMMIT FINANCIAL GROUP, INC.



         The undersigned, acting as incorporator of a corporation under Section 27, Article 1, Chapter 31 of the Code of West Virginia, adopts the following Articles of Incorporation for such corporation, FILED IN DUPLICATE:

         I. The undersigned agrees to become a corporation by the name of SUMMIT FINANCIAL GROUP, INC.

         II. The address of the principal office of said corporation will be 310 North Main Street, City of Moorefield, County of Hardy, State of West Virginia.

         III. The purpose or purposes for which this corporation is organized are as follows.

         To acquire and own stock and securities, of whatever kind, nature and description, in a bank or banks, and to take such actions as are necessary or incidental to the acquisition of a bank or banks;

         To engage, either directly itself, indirectly by the formation of subsidiary corporations or otherwise, in any activity permitted to be undertaken by a bank holding company under existing or future laws, rules and regulations relating thereto;

         Subject to the foregoing and unless otherwise limited herein to own, buy, acquire, sell, exchange, assign, lease and deal in and with real property and any interest or right therein; to own, buy, acquire, sell, exchange, assign, lease and deal in and with personal property and any interest or right therein; to own, buy, acquire, sell, exchange, assign, pledge and deal with voting stock, non-voting stock, notes, bonds, evidence of indebtedness and rights and options in and to other corporate and non-corporate entities, and to pay therefor in whole or in part in cash or by exchanging therefor stocks, bonds, or other evidences of indebtedness or securities of this or any other corporation, and while the owner or holder of any such stocks, bonds, debentures, notes, evidences or indebtedness or the securities, contracts, or

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obligations, to receive, collect, and dispose of the interest, dividends and income arising from such property, and to possess and exercise in respect thereof, all the rights, powers and privileges of ownership, including all voting powers on any stocks so owned; and to borrow money without limit as to amount; and

         Otherwise, subject to the foregoing and unless otherwise limited herein, to engage in any lawful act or activity for which corporations may be organized under the laws of the State of West Virginia.

         IV. A. The amount of total authorized capital stock of the Corporation shall be Fifty Million Two Hundred Fifty Thousand Dollars ($50,250,000), which shall be divided into Five Million (5,000,000) shares of common stock with the par value of $2.50 each and Two Hundred Fifty Thousand (250,000) shares of preferred stock with the par value of $1.00 each.

         B. The Corporation may issue shares of preferred or special classes:
(i) subject to the right of the Corporation to redeem any of such shares at the price fixed by the Articles of Incorporation for the redemption thereof; (ii) entitling the holders thereof to cumulative, non-cumulative or partially cumulative dividends; (iii) having preference over any other class or classes of shares as to the payment of dividends; (iv) having preference in the assets of the Corporation over any other class or classes of shares upon the voluntary or involuntary liquidation of the Corporation; and (v) convertible into shares of any other class or into shares of any series of the same or any other class, except a class having prior or superior rights and preferences as to dividends or distribution of assets upon liquidation, but shares without par value, if any, shall not be converted into shares with par value unless that part of the stated capital of the Corporation represented by such shares without the par value is, at the time of conversion, at least equal to the aggregate par value of the shares into which the shares without par value are to be converted or the amount of any such deficiency is transferred from surplus to stated capital.

         C. Preferred stock may be divided into and issued by the Board of Directors from time to time in one or more series. All shares of preferred stock shall be of equal rank and shall be identical, except as to the following relative rights and preferences which may be fixed and determined by the Board of Directors, as to which there may be variations between different series:

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               (1)  the rate of dividends;

               (2) whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

               (3) the amount payable upon shares in event of voluntary and involuntary liquidation;

               (4) sinking fund provisions, if any, for the redemption or purchase of shares;

               (5) the terms and conditions, if any, on which shares may be converted; and

               (6)  voting rights, if any.

         D. The Board of Directors of the Corporation shall have all of the power and authority with respect to the shares of preferred stock that may be delegated to the Board of Directors pursuant to the terms and provisions of Chapter 31, Article 1, Sections 78 and 79 of the Code of West Virginia, as amended, or such corresponding section of the Code of West Virginia as may be adopted from time to time, and shall exercise such power and authority by the adoption of a resolution or resolutions as prescribed by law.

         E. Rockingham National Bank Series Convertible Preferred Stock. A series of Preferred Stock consisting of up to Forty Thousand (40,000) shares, par value $1.00 per share, designated and known as "Rockingham National Bank Series Convertible Preferred Stock" is hereby established with the rights, preferences and privileges set forth below in this Article IV, Paragraph E and elsewhere in Article IV of these Articles of Incorporation.

          1. Definitions. For purposes of this Article IV, Paragraph E, the following definitions shall apply:

          "Board" means the Board of Directors of the Corporation.

          "Common Stock" means shares of common stock of the Corporation having a par value of $2.50 per share.

          "Corporation" means Summit Financial Group, Inc., a West Virginia corporation.

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          "Office Opening Date" means the opening date for the first banking office in the Rockingham National Bank division of May
          15, 2003.

          "Person" means an individual, a partnership, a joint venture, a corporation, a trust, or any other entity or organization.

          "Preferred Stock" means the preferred Stock designated as the Rockingham National Bank Series Convertible Preferred Stock"

          "Purchase Price" means the price per share of Preferred Stock which equals the mean of the closing prices of the Corporation's common stock reported on the last five (5) business days on which the stock traded prior to and inclusive of May 10, 2004.

          "Rockingham National Bank division" means the new banking division of the Corporation's subsidiary, Shenandoah Valley National Bank.

          2.   Dividends. The Preferred Stock will not pay any dividends.

          3. Conversion Rights. The shares of Preferred Stock shall be convertible into shares of Common Stock as follows:

          (a) Optional Conversion. The holders of Preferred Stock have the option to convert shares of Preferred Stock into Common Stock prior to the second anniversary of the Office Opening Date. The holders of Preferred Stock must hold the shares of Preferred Stock for a minimum of sixty (60) days before converting their shares of Preferred Stock to Common Stock. If the holders of Preferred Stock convert their shares of Preferred Stock prior to the second anniversary of the Office Opening Date, then each share of Preferred Stock will be converted into one share of Common Stock.

          (b) Automatic Conversion. Each outstanding share of Preferred Stock shall automatically be converted on May 15, 2005, the second anniversary of the Office Opening Date, without any further act of the Corporation or the holders of Preferred Stock, into a certain number of fully paid and nonassessable shares of Common Stock, the exact number to be based on the total loans and deposits of the Rockingham National Bank division on May 15, 2005. The following table sets forth the conversion ratios to convert each share of Preferred Stock into the specified number of shares of Common Stock on May 15, 2005:

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Total Loans and Deposits of                      Conversion Ratio
  Rockingham National Bank              (Number of Shares of Common Stock to
         Division                        Number of Shares of Preferred Stock)
-----------------------------------------------------------------------------

      $0 - $29,999,999                               1.00 to 1.00
-----------------------------------------------------------------------------

 $30,000,000 - $39,999,999                           1.10 to 1.00
-----------------------------------------------------------------------------

 $40,000,000 - $59,999,999                           1.15 to 1.00
-----------------------------------------------------------------------------

   $60,000,000 and above                             1.25 to 1.00
-----------------------------------------------------------------------------


For the purposes of determining the total deposits and loans, the Corporation will follow the following procedures:

                  Deposits: The term "deposits" shall have the meaning set forth in 12 U.S.C. ss. 1813(l). The Corporation's accounting system will track and account for all depository accounts of the Rockingham National Bank division on a daily basis.

                  Loans: The term "loans" shall mean all loans reported on Schedule RC-C of Shenandoah Valley National Bank's Consolidated Report of Condition and Income for a Bank with Domestic Offices Only (the "Call Report") filed with the Federal Deposit Insurance Corporation, which are attributable to the Rockingham National Bank division. The Corporation's accounting system will track and account for all loans made by the Rockingham National Bank division on a daily basis.

                  All determinations regarding the total amount of deposits and loans of the Rockingham National Bank division shall be made by the Board, whose determinations in this regard shall be final and conclusive for all purposes.

          (c) Mechanics of Optional Conversion.

          (i) In order for a holder of shares of Preferred Stock to convert shares of Preferred Stock into shares of Common Stock prior to the second anniversary of the Office Opening Date, such holder shall surrender the certificate or

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certificates evidencing the ownership of such shares of Preferred Stock at the office of the transfer agent for the shares of Preferred Stock (or at the principal office of the Corporation, if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the permitted nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney-in-fact duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (the "Optional Conversion Date"). The Corporation shall, as soon as practicable after the Optional Conversion Date, issue and deliver at such office to such holder of shares of Preferred Stock, or to his or its permitted nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share. Such conversion shall be deemed to have been made immediately prior to the close of business on the Optional Conversion Date, and the Person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the Optional Conversion Date.

          (d) Mechanics of Automatic Conversion. Pursuant to the provisions in
Section 3(b) hereof, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the office of the transfer agent for the shares of Preferred Stock (or at the principal office of the Corporation, if the Corporation serves as its own transfer agent); provided, however that the Corporation shall not be obligated to issue to any holder certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Preferred Stock are delivered either to the transfer agent for the shares of Preferred Stock (or at the principal office of the Corporation, if the Corporation serves as its own transfer agent). Conversion shall be deemed to have been effected on the

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second anniversary of the Office Opening Date, and such date is referred to herein as the "Automatic Conversion Date." As promptly as practicable thereafter (and after surrender of the certificate or certificates representing shares of Preferred Stock to the Corporation or any transfer agent designated by the Corporation), the Corporation shall issue and deliver to such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled as provided in Section 3(b) hereof. Such conversion shall be deemed to have been made immediately prior to the close of business on the Automatic Conversion Date, and the Person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the Automatic Conversion Date.

          (e) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of any shares of Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Preferred Stock, the Corporation will pay the value of such fractional shares in cash on the basis of the closing price of the Corporation's Common Stock as reported on the OTC Bulletin Board, the NASDAQ Stock Market or other securities exchange on the most recently completed trading day the Common Stock actually traded prior to the date of conversion.

          (f) Rights after Conversion Date. From and after the Optional Conversion Date and the Automatic Conversion Date (hereinafter collectively referred to as the "Conversion Date") (unless the Corporation defaults in issuing shares of Common Stock in exchange for the outstanding shares of Preferred Stock on the Conversion Date), such shares of Preferred Stock shall be deemed not to be outstanding and all rights of the holders of such shares as shareholders of the Corporation by reason of the ownership of such shares shall cease, except the right to receive shares of Common Stock as provided in Section 3(b) herein on presentation and surrender of the respective certificates evidencing such shares of Preferred Stock. Upon presentation and surrender, on or after the Conversion Date, of any certificate evidencing shares of Preferred Stock (properly endorsed or assigned for transfer, if the

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

Corporation shall so require), such shares shall be exchanged by the Corporation for shares of Common Stock as provided in this Section 3.

          (g) Status of Preferred Shares After Conversion to Common Shares. Any shares of Preferred Stock that shall at any time have been converted into shares of Common Stock pursuant to this Section 3 shall, after such exchange, not be reissued as Preferred Stock, but shall become authorized but unissued shares of. Preferred Stock of the Corporation and the certificates evidencing such shares shall be canceled.

          (h) Reservation of Shares. The Corporation shall reserve at all times so long as any shares of Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Preferred Stock, sufficient shares of Common Stock to provide for the exchange of all outstanding shares of Preferred Stock.

          (i) Fully Paid and Nonassessable Shares. All shares of Common Stock or other securities which may be issued upon exchange of the shares of Preferred Stock will upon issuance by the Corporation be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof and the Corporation shall take no action which would cause a contrary result.

          4. Conversion Ratio Adjustments. The number of shares of Common Stock into which the shares of Preferred Stock shall be converted pursuant to Section 3 (the "Conversion Ratios") and the securities or other property deliverable upon exchange of the Preferred Stock shall be subject to adjustment from time to time as follows:

          (a) Stock Dividends, Subdivisions or Split-Ups. If the number of shares of Common Stock outstanding at any time after the date of issuance of the Preferred Stock is adjusted by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then immediately after the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend or the effective date of such subdivision or split-up, as the case may be, the Conversion



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

Ratios shall be appropriately adjusted so that the holder of any shares of Preferred Stock thereafter exchanged shall be entitled to receive the number of shares of Common Stock of the Corporation which he would have owned immediately following such action had such shares of Preferred Stock been exchanged immediately prior thereto.

          (b) Combinations of Stock. If the number of shares of Common Stock outstanding at any time after the date of issuance of the Preferred Stock is adjusted by a combination of the outstanding shares of Common Stock, then, immediately after the effective date of such combination, the Conversion Ratios applicable thereto shall be appropriately adjusted so that the holder of any shares of Preferred Stock thereafter converted shall be entitled to receive the number of shares of Common Stock of the Corporation which he would have owned immediately following such action had such shares of Preferred Stock been exchanged immediately prior thereto.

          (c) Reorganization, Reclassification, Merger, Sale of All Assets, etc. In case of any capital reorganization of the Corporation, or of any reclassification of the Common Stock, or in case of the consolidation of the Corporation with or the merger of the Corporation with or into any other Person or of the sale, lease or other transfer of all or substantially all of the assets of the Corporation to any other Person, or in the case of any distribution of cash or other assets or of notes or other indebtedness of the Corporation or any other securities of the Corporation (except Common Stock) to the holders of its Common Stock (collectively, a "Triggering Event"), each share of Preferred Stock shall be converted into a certain number of shares of Common Stock, the exact number to be based on the total deposits and total loans of the Rockingham National Bank division as set forth in the conversion chart in
Section 3(b) hereof. The conversion ratio shall be based on the total deposits and total loans of the Rockingham National Bank division as set forth in the conversion chart in Section 3(b) hereof even if the Triggering Event occurs prior to the second anniversary of the Office Opening Date.

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

After such Triggering Event, each share of Common Stock that was converted from Preferred Stock shall be convertible into the number of shares of stock or other securities or property to which the Common Stock outstanding at the time of the Triggering Event would have been entitled upon such Triggering Event. The conversion date for purposes of determining the total deposits and total loans of the Rockingham National Bank division shall be the date the Triggering Event is announced publicly through a press release or through a Form 8-K files with the Securities and Exchange Commission.

          (d) Rounding of Calculations: Minimum Adjustment. All calculations under this Section 4 shall be made to the nearest one hundredth (1/100th) of a share of Common Stock, as the case may be. Any provision of this Section 4 to the contrary notwithstanding, no adjustment in the Conversion Ratios shall be made if the amount of. such adjustment would be less than one hundredth of a share of Common Stock, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of any together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate one hundredth of a share of Common Stock or more.

          (e) Timing of Issuance of Additional Common Stock upon Certain Adjustments. In any case in which the provisions of this Section 4 shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event issuing to the holder of any share of Preferred Stock exchanged after such record date and before the occurrence of such event the additional shares of Common Stock or other issuable or deliverable upon such exchange by reason of the adjustment required by such event over and above the shares of Common Stock or other property issuable or deliverable upon such exchange before giving effect to such adjustment; provided, however, that the Corporation, --------- -------- upon request of a holder of Preferred Stock, shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares or other property, and such cash, upon the occurrence of the event requiring such adjustment.

          (f) Statement Regarding Adjustments. Whenever the Conversion Ratios shall be adjusted as provided in this Section 4, the Corporation shall forthwith file, at the office of any transfer agent for the Preferred Stock (or at the principal office of the Corporation, if the Corporation serves as its own transfer agent) a statement showing in detail the facts requiring such adjustment and the Conversion Ratios that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be mailed, first class postage prepaid, to each holder of shares of Preferred Stock at his address appearing on the Corporation's records. Each such statement shall be signed by the Corporation's independent public accountants.

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

          (g) Taxes. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock of the Corporation or other securities or property upon exchange of any shares of Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares or securities in the name other than that of the holder of the shares of Preferred Stock in respect of which such shares are being issued.

          5. Voting. The holders of shares of Preferred Stock shall have no right or power to vote on any matter except as required by law. In any matter on which the holders of Preferred Stock shall, as a matter of law, be entitled to vote, the holders shall be entitled to one vote for each share of Preferred Stock held.


          6. Liquidation Rights.

          (a) Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Preferred Stock then outstanding shall be entitled to receive out of the assets of the Corporation an amount per share in cash equal to the Purchase Price before any payment or distribution shall be made on the Common Stock or on any other class of capital stock of the Corporation ranking junior to the Preferred Stock upon liquidation. All outstanding shares of any other series of preferred stock shall rank at parity with the shares of Preferred Stock. The consolidation or merger of the Corporation, or a sale, exchange or transfer of all or substantially all of its assets as an entirety, shall not be regarded as a "dissolution, liquidation or winding up of the Corporation" within the meaning of this Section 6(a).

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

          (b) After the payment to the holders of shares of Preferred Stock of the full preferential amounts fixed hereby for shares of Preferred Stock, the holders of Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

          (c) If the assets of the Corporation available for distribution to the holders of shares of Preferred Stock upon dissolution, liquidation or winding up of the Corporation are insufficient to pay in full all amounts to which such holders are entitled pursuant to Section 6(a), no distribution shall be made on account of any shares of a class or series of capital stock of the Corporation ranking on a parity with the shares of Preferred Stock, if any, upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of Preferred Stock, ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

          7. Reports to Holders of Preferred Stock. For so long as there shall remain outstanding any shares of Preferred Stock, the Corporation shall furnish to each holder of record of Preferred Stock (i) all reports sent by the Corporation to holders of record of the Common Stock of the Corporation, and
(ii) a quarterly report setting forth the deposits and loans of the Rockingham National Bank division for the most recently completed quarter.

          8. Certain Covenants. So long as any shares of Preferred Stock are outstanding, without the prior written consent of the holders of a majority of the outstanding shares of Preferred Stock, the Corporation shall not amend, alter or repeal any provision of the Articles of Incorporation of the Corporation so as to affect adversely the preferences, rights, powers or privileges of the Preferred Stock.

          9. Restrictions on Resale; Legend. The shares of Preferred Stock have not been registered under the Securities Act or Virginia law pursuant to applicable exemptions. The shares of the Preferred Stock are subject to substantial restrictions on transfer and may not be sold, assigned, transferred or otherwise disposed of by a holder unless they are subsequently registered, or federal and other exemptions from registration are available. Upon conversion of the Preferred Stock into shares of Common Stock, such shares of Common Stock will be restricted for a period of one (1) year from the date of purchase of the Preferred Shares. This means that the shares of Common Stock may not be sold for at least one (1) year from the date the Preferred Stock was purchased. A legend will be placed on the Preferred Stock and the Common Stock certificates disclosing these restrictions, if applicable.

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

          10. Exclusion of Other Rights. Unless otherwise required by law, the shares of Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights other than those specifically set forth herein.

          V. The name and address of the incorporators and the number of shares subscribed by each of them is as follows:


                                                                        NUMBER
      NAME                            ADDRESS                         OF SHARES
      ----                            -------                         ---------
Oscar M. Bean                 Rt. 2, Box 116                              34
                              Moorefield, WV 26836

Donald W. Biller              Rt. 1, Box 30                               35
                              Lost River, WV 26811

Thomas J. Hawse               216 Washington Street                       35
                              Moorefield, WV 26836

Phoebe F. Heishman            136 S. Main Street                          35
                              Moorefield, WV 26836


Ed A. Leatherman, Jr.         Rt. 1, Box 175                              35
                              Purgitsville, WV 26852

J. Aleck Welton               Box 366                                     35
                              Moorefield, WV 26836

Renick C. Williams            Box 664                                     35
                              Moorefield, WV 26836

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Michael T. Wilson             Rt. 4  Sunset View                          35
                              Moorefield, WV 26836

Harry C. Welton               Rt. 4, Box 27                               35
                              Moorefield, WV 26836

A. Clyde Ours, Jr.            Box 541                                     35
                              Moorefield, WV 26836

E. E. Hott                    Box 1                                       35
                              Franklin, WV 26807


          VI. The existence of this corporation is to be perpetual.

          VII. The name and address of the person to whom shall be sent notice or process served upon, or service of which is accepted by The Secretary of State is:

                           Renick C. Williams
                           Box 664
                           Moorefield, WV 26836

          VIII. The number of directors constituting the initial board of directors of the corporation is eleven (11). The names and addresses of the persons who are to serve as directors until their term expires and their successors are elected and shall qualify are:

                  NAME                               ADDRESS

                  Oscar M. Bean             Rt. 2, Box 116
                                            Moorefield, WV 26836

                  Donald W. Biller          Rt. 1, Box 30
                                            Lost River, WV 26811

                  Thomas J. Hawse           216 Washington Street
                                            Moorefield, WV 26836

                  Phoebe F. Heishman        136 S. Main Street
                                            Moorefield, WV 26836

                  Ed A. Leatherman, Jr.     Rt. 1, Box 175
                                            Purgitsville, WV 26852

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


                  J. Aleck Welton                    Box 366
                                                     Moorefield, WV 26836

                  Renick C. Williams                 Box 664
                                                     Moorefield, WV 26836

                  Michael T. Wilson                  Rt. 4, Sunset View
                                                     Moorefield, WV 26836

                  Harry C. Welton                    Rt. 4, Box 27
                                                     Moorefield, WV 26836

                  A. Clyde Ours, Jr.                 Box 541
                                                     Moorefield, WV 26836

                  E.E. Hott                          Box 1
                                                     Franklin, WV 26807

          IX. Provisions limiting preemptive rights are: The shareholders of the corporation shall not have any preemptive rights to acquire any shares of stock of the corporation.

          X. Provisions for the regulations of the internal affairs of the corporation shall be as follows:

          A. Definitions. For purposes hereof, the following terms are defined as follows:

          1. Affiliate. An "affiliate" of, or a person "affiliated" with, a specific person, means a person (other than this Corporation or a majority-owned or wholly owned subsidiary of this Corporation) that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.


          2. Associate. The term "associate" when used to indicate a relationship with any person, means (i) any corporation, partnership, limited partnership, association, joint venture, group or other organization (other than this Corporation or a majority- owned or wholly owned subsidiary of this Corporation) of which such person is an officer or partner or is, directly or indirectly, the Beneficial Owner of ten percent (10%) or more of

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

any class of equity securities or other medium of ownership rights, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity,
(iii) any relative or spouse of such person, or any relative of such spouse provided the relative has the same home as such person, or (iv) any investment company registered under the Investment Company Act of 1940 for which such person or any affiliate of such person serves as investment adviser.

          3. Beneficial Owner. A person shall be considered the "Beneficial Owner" of any shares of stock whether or not owned of record by such Person:

          (a) With respect to any shares as to which such Person or any Affiliate or Associate of such Person directly or indirectly has or shares (i) voting power, including the power to vote or to direct the voting of such shares of stock and/or (ii) investment power, including the power to dispose of or to direct the disposition of such shares of stock; (

          b) With respect to any shares as to which such Person or any Affiliate or Associate of such Person has (i) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, and/or
(ii) the right to vote pursuant to any agreement, arrangement or understanding (whether such right is exercisable immediately or only after the passage of time); or

          (c) With respect to any shares which are Beneficially Owned within the meaning of (a) or (b) of this Paragraph (3) above by any other Person with which such first-mentioned Person or any of its Affiliates or Associates has any agreement, arrangement or understanding, written or oral, with respect to acquiring, holding, voting or disposing of any shares of stock of the Corporation or any Subsidiary of the Corporation or acquiring, holding or disposing of all or substantially all, or any substantial part, of the assets or businesses of the Corporation or a Subsidiary of the Corporation.

         For the purpose only of determining whether a Person is the Beneficial Owner of a percentage of outstanding shares, such shares shall be deemed to include any shares which may be issuable pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants, options or otherwise and which are deemed to be beneficially owned by such Person pursuant to the foregoing provisions of this Paragraph (3) above.

          4.   Business Combination. A "Business Combination" means:

          (a) The sale, exchange, lease, transfer or other disposition to or with a Related Person or any Affiliate or Associate of such Related Person by the Corporation or any of its Subsidiaries (in a single transaction or a series of related transactions) of all or substantially all, or any substantial part, or its or their assets or businesses including, without limitation, any securities issued by a Subsidiary;

          (b) The purchase, exchange, lease or other acquisition by the Corporation or any of its Subsidiaries (in a single transaction or a series of related transactions) of all or substantially all, or any Substantial Part, of the assets or business of a Related Person or any Affiliate or Associate of such Related Person:

          (c) Any merger or consolidation of the Corporation or any Subsidiary thereof into or with a Related Person or any Affiliate or Associate of such Related Person or into or with another person which, after such merger or consolidation, would be an Affiliate or an Associate of a Related Person, in each case irrespective of which Person is the surviving entity in such merger or consolidation;

          (d) Any reclassification of securities, recapitalization or other transaction (other than a redemption in accordance with the terms of the security redeemed) which has the effect, directly or indirectly, of increasing the proportionate amount of shares of the Corporation or any Subsidiary thereof which are Beneficially Owned by a Related Person, or any partial or complete liquidation, spinoff, splitoff or splitup of the Corporation or Subsidiary thereof which has the effect, directly or indirectly, of increasing the proportionate amount of shares of the Corporation or any subsidiary thereof which are Beneficially Owned by a Related Person; or

          (e) The acquisition upon the issuance thereof of Beneficial Ownership by a Related Person of voting shares or securities convertible into voting shares or any voting securities or securities convertible into voting securities of any Subsidiary of the Corporation, or the acquisition upon the issuance thereof of Beneficial Ownership by a Related Person of any rights, warrants or options to acquire any of the foregoing or any combination of the foregoing voting shares or voting securities of a Subsidiary. As used herein a `series of related transactions' shall be deemed to include not only a series of transactions with the same Related Person but also a series of separate transactions with a Related Person or any Affiliate or Associate of such Related Person.

          (f) Notwithstanding the foregoing, the term "Business Combination" shall not mean the formation of the Corporation or the acquisition by it of South Branch Valley National Bank, a national banking association, with its principal banking offices located in Moorefield, West Virginia. 5. Corporation. "Corporation" shall mean South Branch Valley Bancorp, Inc., a West Virginia business corporation.

          6. Date of Determination. The term `Date of Determination' means (a) the date on which a binding agreement (except for the fulfillment of conditions precedent, including, without limitation, votes of shareholders to approve such transaction) is entered into by this Corporation, as authorized by its board of directors, and another corporation, person or other entity providing for any merger or consolidation of this Corporation or any sale, lease, exchange or disposition of all or substantially all of the assets of this Corporation; or,
(b) if such an agreement as referred to in item (a) is amended so as to make it less favorable to this Corporation and its shareholders, the date on which such amendment is approved by the board of directors of this Corporation, or, (c) in cases where neither items (a) nor item (b) shall be applicable, the record date for the determination of shareholders of this Corporation entitled to notice of and to vote upon the transaction in question. The board of directors of this Corporation shall have the power and duty to determine for the purposes hereof the Date of Determination as to any transaction. Any such determination by the board of directors made in good faith shall be conclusive and binding for any and all purposes.

          7. Person. The term "Person" shall mean any person, partnership, corporation, group or other entity (other than the Corporation, any Subsidiary of the Corporation, or a trustee holding stock for the benefit of the employees of the Corporation or its Subsidiaries, or any one of them, pursuant to one or more employee benefit plans or arrangements). When two or more Persons act as a partnership, limited partnership, syndicate, association or other group for the purpose of acquiring, holding or disposing of shares of stock, such partnerships, syndicate, association or group shall be deemed a "Person".

          8. Related Person. "Related Person" means any Person which is the Beneficial Owner as of the Date of Determination or immediately prior to the consummation of a Business Combination, or both, of twenty-five (25) percent or more of the voting shares of the Corporation or any Person who at any time within two (2) years preceding the Date of Determination was the Beneficial Owner of twenty-five (25) percent or more of the then outstanding voting shares of the Corporation.

          9. Subsidiary. "Subsidiary" shall mean South Branch Valley National Bank, a national banking association as of the effective date of the acquisition of said bank by this corporation and any other corporation, bank, banking association or other entity at least a majority of which is owned by South Branch Valley Bancorp, Inc.

          10. Capacity to Make Certain Determinations. A majority of the directors of the Corporation shall have the power to determine for the purposes hereof on the basis of information known to them: (i) the number of voting shares of the Corporation of which any Person is the Beneficial Owner, (ii) whether a Person is an Affiliate of Associate of another, (iii) whether a Person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of `Beneficial Owner' as hereinabove defined, (iv) whether the assets subject to any Business Combination constitute a substantial part of total assets, (v) whether two or more transactions constitute a `series of related transactions' as hereinabove defined, and (vi) such other matters with respect to which a determination is required hereunder.

          A Related Person shall be deemed to have acquired a share of the Corporation at the time when such Related Person became the Beneficial Owner thereof. With respect to shares owned by Affiliates, Associates or other Persons whose ownership is attributed to a Related Person under the foregoing definition of Beneficial Owner, if the price paid by such Related Person for such shares is not determinable, the price so paid shall be deemed to be the higher of (i) the price paid upon acquisition thereof by the Affiliate, Associate or other Person or (ii) the market price of the shares in question (as determined by a majority of the board of directors of the Corporation) at the time when the Related Person became the Beneficial Owner thereof.

          B. Voting Requirements for Merger, Consolidation or Sale of Assets. Subject to any other requirements provided for by law and in this charter or any amendment thereto, in order for any merger or consolidation of this Corporation with another corporation or any sale, lease or exchange by liquidation or otherwise of all or substantially all of the assets of this Corporation to be approved by the shareholders of this Corporation, not less than sixty-six and two-thirds percent (66 2/3%) of the authorized, issued and outstanding voting shares of the Corporation must vote in favor of such action unless the Business Combination has been previously approved by at least sixty-six and two-thirds percent (66 2/3%) of the board of directors of the Corporation in which case only a simple majority vote of the shareholders shall be required.

          C. Fair Price Requirement. Neither the Corporation or any of its Subsidiaries shall become party to any Business Combination unless all of the following conditions are satisfied:


          (1) The ratio of (i) the aggregate amount of the cash and the fair market value of other consideration to be received per share of common stock of the Corporation in such Business Combination by holders of common stock other than the Related Person involved in such Business Combination, to (ii) the market price per share of the common stock immediately prior to the announcement of the proposed Business Combination, is at least as great as the ratio of (x) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers' fees) which such Related Person has theretofore paid in acquiring any common stock of the Corporation prior to such Business Combination, to (y) the market price per share of common stock of the Corporation immediately prior to the initial acquisition by such Related Person of any shares of common stock of the Corporation; and

          (2) The aggregate amount of the cash and the fair market value of other consideration to be received per share of common stock of the Corporation in such Business Combination by holders of common stock of the Corporation, other than the Related Person involved in such Business Combination, (i) is not less than the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers' fees) paid by such Related Person in acquiring any of its holdings of common stock of the Corporation, and (ii) is not less than the earnings per share of common stock of the Corporation for the four full consecutive fiscal quarters of the Corporation immediately preceding the Date of Determination of such Business Combination multiplied by the then price/earnings multiple (if any) of such Related Person as customarily computed and reported in the financial community; provided, that for the purposes of this clause (ii), if more than one Person constitutes the Related Person involved in the Business Combination, the price/earnings multiple (if any) of the Person having the highest price/earnings multiple shall be used for the computation in this clause, (ii); and

          (3) The consideration (if any) to be received in such Business Combination by holders of common stock of the Corporation other than the Related Person involved shall, except to the extent that a stockholder agrees otherwise as to all or part of the shares which he or she owns, be in the same form and of the same kind as the consideration paid by the Related Person in acquiring common stock of the Corporation already owned by it.

          D. Evaluation of Acquisition of this Corporation by Another Corporation. In connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its stockholders when evaluating an acquisition of this Corporation by another corporation or a tender or exchange offer for control of this Corporation, the board of directors of the Corporation shall, in addition to considering the adequacy of the amount to be paid in connection with any such transaction, consider all of the following factors and any other factors which it deems relevant: (i) the social and economic effects of the transaction on the Corporation and its Subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which the Corporation and its Subsidiaries operate or are located; (ii) the business and financial conditions and earnings prospects of the acquiring entity or entities, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring Person or Persons, and the possible effect of such conditions upon the Corporation and its Subsidiaries operate or are located; and (iii) the competence, experience, and integrity of the acquiring entity or entities and its or their management.

         E. Classified Board of Directors. At the first annual meeting of the shareholders, after the effective date of the acquisition of South Branch Valley National Bank as a bank subsidiary, the board of directors shall be divided into three classes, designated Class I, Class II and Class III, consisting of an equal number of directors per class. The term of office of directors of one class shall expire at each annual meeting of stockholders, and as to each director until his or her successor shall be elected and shall qualify, or until his or her earlier resignation, removal from office, death or incapacity. Additional directorships resulting from an increase in number of directors shall be apportioned among the classes as equally as possible. A decrease in the number of directors by death, resignation or removal may but shall not be required to be filled by the remaining board members. The initial term of office of directors of Class I shall expire at the first annual meeting of stockholders, that of Class II shall expire at the second annual meeting, and that of Class III shall expire at the third annual meeting, and in all cases as to each director until his or her successor shall be elected and shall qualify, or until his or her earlier resignation, removal from office, death or incapacity. At each annual meeting of stockholders the number of directors equal to the number of directors of the class whose term expires at the time of such meeting (or, if less, the number of directors properly nominated and qualified for election) shall be elected to hold office until the third succeeding annual meeting of the stockholders after their election.
         The directors remaining in office acting by a majority vote, or a sole remaining director, although less than a quorum, are hereby expressly delegated the power to fill any vacancies in the board of directors, however occurring, whether by an increase in the number of directors, death, resignation, retirement, disqualification, removal from office, or otherwise, and any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been elected and qualified, or until his or her earlier resignation, removal from office, death or incapacity.

          The total number of directors of this Corporation shall be not less than nine nor more than twenty-one as from time to time fixed by the board of directors.


          F. Nomination of Directors. Nominations for election to the board of directors may be made by the board of directors or by any shareholder entitled to vote for the election of directors. Nominations, other than those made by or on behalf of the existing management of the Corporation, must be made in writing and delivered or mailed to the President of the Corporation not less than thirty
(30) days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than thirty (30) days notice of the meeting is given to shareholders, such nomination shall be mailed or delivered to the President of the Corporation not later than the fifth (5th) day following the day on which the notice of meeting was mailed. Such notification shall contain the following information to the extent known by the shareholder: (i) the name and address of each nominee, (ii) the principal occupation of each nominee, (iii) the name and address of the notifying shareholder, and (iv) the number of shares of the Corporation's stock owned by the notifying shareholder. Nominations not made in accordance herewith, may, in the discretion of the chairman of the meeting, be disregarded, and upon his instruction, the votes cast for each such nominee shall be disregarded.

          G. Removal of a Director for Cause Only. The removal from office of any director must be for cause as set forth herein. Except as may otherwise be provided by law, cause for removal shall be construed to exist only if:

          (1) the director whose removal is proposed has been convicted, or where a director was granted immunity to testify where another has been convicted, of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal;

(2) such director has been adjudicated by a court of competent jurisdiction to be liable for negligence, or misconduct, in the performance of his duty to the Corporation and such adjudication is no longer subject to direct appeal; (3) such director has become mentally incompetent, whether or not so adjudicated, which mental incompetency directly affects his or her ability as a director of the Corporation; (4) such director ceases to fulfill the qualification requirements for a director of a West Virginia bank holding company; or (5) such director's actions or failure to act have been determined by a majority of the board of directors to be in derogation of the director's duties.

          Removal for cause, as cause is defined in (1) and (2) above, must be brought within one year of such conviction or adjudication. For purposes of (5) above, the total number of directors as to which a majority is required will not include the director who is the subject of the removal determination, nor will such director be entitled to vote thereon except in his or her shareholder capacity.

          H. Anti-Greenmail Provision. The Corporation shall not engage, directly or indirectly, in any Stock Repurchase (as hereinafter defined) from an Interested Stockholder (as hereinafter defined) or an Affiliate (as previously defined) or Associate (as previously defined) of an Interested Stockholder (as hereinafter defined) who has beneficially acquired any shares of voting stock of the Corporation within a period of less than two (2) years immediately prior to the date of such proposed Stock Repurchase (or the date of an agreement in respect thereof) without the affirmative vote of not less than a majority of the votes entitled to be cast by the holders of all then outstanding shares of voting stock of the Corporation which are Beneficially Owned (as previously defined) by persons other than such Interested Stockholder, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or otherwise.

          The provisions of this Article shall not be applicable to any particular Stock Repurchase from an Interested Stockholder, and such Stock Repurchase shall require only such affirmative vote, if any, as is required by law if the conditions specified in either of the following Paragraphs 1 or 2 are met:

          1. The Stock Repurchase is made pursuant to a tender offer or exchange offer for a class of common stock made available on the same basis to all holders of such class of common stock.

          2. The Stock Repurchase is made pursuant to an open market purchase program approved by a majority of the directors of the Corporation provided that such repurchase is effected on the open market and is not the result of a privately negotiated transaction.

          For purposes hereof:

          1. The term "Stock Repurchase" shall mean any repurchase (or any agreement to repurchase), directly or indirectly, by the Corporation or any Subsidiary of any shares of common stock at a price greater than the Fair Market Value of such shares.



          2. The term "Interested Stockholder" shall mean any person (other than this Corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of this Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who (1) is the Beneficial Owner of voting stock of the Corporation representing ten percent (10%) or more of the votes entitled to be cast by the holders of all then outstanding shares of voting stock of the Corporation; and (b) acquired at least one-half of such shares at any time within the two year period immediately prior to the date in question.

          3. The term `Fair Market Value' means (a) in the case of a cash purchase, the amount of such cash, (b) in the case of a stock exchange, the fair market value on the date in questions of a share of such offered stock as determined in good faith by a majority of the directors; and (c) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the directors.

          The board of directors shall have the power and duty to determine for the purposes hereof, on the basis of information known to then after reasonable inquiry, (a) whether a person is an Interested Stockholder, (b) the number of shares of common stock or other securities beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another and (d) whether the consideration to be paid in any Stock Repurchase has an aggregate Fair Market Value in excess of the then Fair Market Value of the shares of common stock being repurchased. Any such determination made in good faith shall be binding and conclusive on all parties.

          Nothing contained herein shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.


          1. Director and Officer Indemnification. Unless otherwise prohibited by law, each director and officer of the corporation now or hereafter serving as such, and each director and officer of any majority or wholly owned subsidiary of the corporation that has been designated as entitled to indemnification by resolution of the board of directors of the corporation as may be from time to time determined by said board, shall be indemnified by the corporation against any and all claims and liabilities (other than an action by or in the right of the corporation or any majority or wholly owned subsidiary of the corporation) including expenses of defending such claim of liability to which he or she has or shall become subject by reason of any action alleged to have been taken, omitted, or neglected by him or her as such director or officer provided the director or officer acted in good faith and in a manner which the director or officer reasonably believed to be in or not opposed to the best interests of the corporation. With respect to any criminal proceeding, a director or officer shall be entitled to indemnification if such person had no reasonable cause to believe his or her conduct was unlawful. The corporation shall reimburse each such person as provided above in connection with any claim or liability brought or arising by or in the right of the corporation or any majority or wholly owned subsidiary of the corporation provided, however, that such person shall be not indemnified in connection with, any claim or liability brought by or in the right of the corporation or any majority or wholly owned subsidiary of the corporation as to which the director or officer shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation or any majority or wholly owned subsidiary of the corporation unless and only to the extent that the court in which such action or proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which such court shall deem proper.

          The determination of eligibility for indemnification shall be made by those board members not party to the action or proceeding or in the absence of such board members by a panel of independent shareholders appointed for such purpose by a majority of the shareholders of the corporation or in any other manner provided by law.


          The right of indemnification hereinabove provided for shall not be exclusive or any rights to which any director or officer of the corporation may otherwise be entitled by law.

  The board of directors may be by resolution, by law or other lawful manner from time to time as it shall determine extend the indemnification provided herein to agents and employees of the corporation, to directors, officers, agents or employees of other corporations or entities owned in whole or in part by the corporation. The corporation may purchase and maintain insurance for the purposes hereof.

          J. Voting Requirements for Charter Amendments. Any amendment, change or repeal of this Article X or any other amendment of these Articles of Incorporation, which would have the effect of modifying or permitting circumvention of any provision of these Articles of Incorporation, shall require the affirmative vote, at a meeting of stockholders of the Corporation, of holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding voting shares of the Corporation; provided, however, that this provision shall not apply to, and such vote shall not be required for, any such amendment, change or repeal recommended to stockholders by the favorable vote of not less than sixty-six and two-thirds percent (66 2/3%) of the directors of the Corporation and any such amendment, change or repeal so recommended shall require only a simple majority vote of the shareholders to be approved.

          WE, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of West Virginia, do make and file in duplicate these ARTICLES OF INCORPORATION, and we have accordingly hereunto set our hands this 3rd day of March, 1987.

                             /s/ Oscar M. Bean
                             -----------------
                             Oscar M. Bean

                             /s/ Donald W. Biller
                             --------------------
                             Donald W. Biller

                             /s/ Thomas J. Hawse
                             -------------------
                             Thomas J. Hawse

                             /s/ Phoebe F. Heishman
                             ----------------------
                             Phoebe F. Heishman


                             /s/ Ed A. Leatherman, Jr.
                             -------------------------
                             Ed A. Leatherman, Jr.

                             /s/ Aleck Welton
                             ----------------
                             J. Aleck Welton

                             /s/ Renick C. Williams
                             ----------------------
                             Renick C. Williams

                             /s/ Michael T. Wilson
                             ---------------------
                             Michael T. Wilson

                             /s/ Harry C. Welton
                             -------------------
                             Harry C. Welton

                             /s/ A. Clyde Ours, Jr.
                             -----------------------
                             A. Clyde Ours, Jr.

                             /s/ E.E. Hott
                             -------------
                             E.E. Hott